UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended June 30, 2008

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File No. 001-32438

JMG Exploration, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	20-1373949
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

180 South Lake Ave. Seventh Floor
Pasadena, California	91101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(626) 792-3842

Former name, former address and former fiscal year, if changed from last report.
Not applicable

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.. (Check one):

Large accelerated filer ☐                                                                 Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)         Smaller reporting company☑

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐       No ☑

The number of shares outstanding of Registrant’s common stock, par value $0.01, as of May 31, 2009, was 5,188,409.

JMG Exploration, Inc.
Index to Form 10-Q Quarterly Report
to the Securities and Exchange Commission

		Page
		No.
	Part I Financial Information

Item 1	Consolidated Financial Statements	3 - 7

	Consolidated Balance Sheets as of June 30, 2008 (unaudited) and December 31, 2007.	3

	Consolidated Statements of Operations (unaudited) for the three months ended June 30, 2008 and 2007 and the six months ended June 30, 2008 and 2007.	4

	Consolidated Statements of Cash Flows (unaudited) for the six months ended June 30, 2008 and 2007.	5

	Consolidated Statements of Shareholders’ Equity (unaudited) for the six months ended June 30, 2008 and the year ended December 31, 2007.	6

	Consolidated Statements of Comprehensive Loss (unaudited) for the three months ended June 30, 2008 and 2007 and the six months ended June 30, 2008 and 2007.	7

	Notes to Consolidated Financial Statements (unaudited)	8 - 13

Item 2	Management’s Discussion and Analysis of Financial Condition and Results of Operations	14 – 21

Item 3	Quantitative and Qualitative Disclosures About Market Risk	21 – 22

Item 4T	Controls and Procedures	22

	Part II Other Information

Item 1	Legal Proceedings	23

Item 1A	Risk Factors	23

Item 2	Unregistered Sales of Equity Securities and Use of Proceeds	23

Item 3	Defaults Upon Senior Securities	23

Item 4	Submission of Matters to a Vote of Security Holders	23

Item 5	Other Information	23

Item 6	Exhibits	23

PART I. FINANCIAL INFORMATION

ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS

JMG Exploration, Inc.

CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31 2007
ASSETS	(unaudited)
Current
Cash and cash equivalents	$ 461,967	$ 163,128
Accounts receivable, net of allowance of $69,000 in 2008 and $135,000 in 2007	61,269	176,842
Prepaid expenses	-	19,736
Total current assets	523,236	359,706

Other assets	31,541	31,541
Loan Receivable, net of allowance of $1,850,000	1,150,000	1,150,000
Oil and gas properties (accounted for under the successful efforts method of accounting), net of depreciation, depletion, amortization and impairment	781,578	1,203,611
Other property and equipment, net of depreciation	9,419	11,701
	$ 2,495,774	$ 2,756,559
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current
Accounts payable	$ 212,548	$ 268,919
Accrued liabilities	193,406	251,992
Due to JED Oil Inc.	137,753	112,045
Total current liabilities	543,707	632,956
Asset retirement obligations	27,009	26,447
	570,716	659,403
Stockholders’ equity
Share capital
Common stock - $.001 par value; 25,000,000 shares authorized; 5,188,409 shares issued and outstanding	5,188	5,188
Preferred stock - $.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Additional paid-in capital	25,188,990	24,908,138
Share purchase warrants	2,184,452	2,184,452
Accumulated deficit	(25,427,576)	(24,974,628)
Accumulated other comprehensive earnings	(25,996)	(25,994)
Total stockholders’ equity	1,925,058	2,097,156
	$ 2,495,774	$ 2,756,559

The accompanying notes are an integral part of these consolidated financial statements.

JMG Exploration, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the three month period ended June 30,		For the six month period ended June 30,
	2008	2007	2008	2007
Revenues
Gross Revenue	$ 36,280	$ 221,113	$ 45,573	$ 376,537
Less royalties and taxes	1,730	(53,562)	(7,368)	(77,267)
	38,010	167,551	38,205	299,270

Costs and Expenses
General and administrative	105,684	404,323	210,647	694,579
Production expenses	16,155	74,590	52,292	138,399
Depletion, depreciation, amortization and impairment	13,139	151,117	17,032	2,248,468
Accretion on asset retirement obligation	281	2,368	562	4,697
	135,259	632,398	280,533	3,086,143
Loss from operations	(97,249)	(464,847)	(242,328)	(2,786,873)

Other Income and Expense
Gain (loss) on sale of oil and gas properties	-	-	(42,297)	2,370,546
Interest income	882	31,014	49,923	47,979
Interest expense	(92)	-	(454)	(19,444)
Other	62,500	-	63,060	13,369
	63,290	31,014	70,232	2,412,450
Net loss	(33,959)	(433,833)	(172,096)	(374,423)
Less: deemed dividend on warrant extension	-	-	(280,852)	-
Net income (loss) applicable to common shareholders	$ (33,959)	$ (433,833)	$ (452,948)	$ (374,423)
Basic and diluted weighted average shares outstanding	5,188,409	5,188,409	5,188,409	5,188,409

Net income (loss) for the period per share, basic and diluted	$ (0.01)	$ (0.08)	$ (0.09)	$ (0.07)

         The accompanying notes are an integral part of these consolidated financial statements.

JMG Exploration, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the six month period ended June 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the period	$ (172,096)	$ (374,423)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Stock-based compensation	-	124,886
Depletion, depreciation, amortization, accretion and impairment	17,594	2,253,166
(Gain) loss on sale of property and equipment	42,297	(2,370,546)
Other changes:
Decrease (increase) in other assets	-	(43,136)
Decrease in accounts receivable	115,573	656,434
Decrease (increase) in prepaid expenses	19,736	(5,614)
Decrease in accounts payable and accrued liabilities	(114,957)	(910,489)
Increase in due to JED Oil Inc.	25,708	604,268
Cash used in operating activities	(66,145)	(65,454)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds on disposition of property	364,986	5,454,437
Purchase of property and equipment	-	(155,236)
Cash provided by investing activities	364,986	5,299,201
FINANCING
Payment on Promissory Note	-	(1,500,000)
Cash used in financing activities	-	(1,500,000)
Effect of foreign exchange on cash and cash equivalents	(2)	(37,890)
Net increase in cash and cash equivalents	298,839	3,695,857
Cash and cash equivalents, beginning of period	163,128	567,426
Cash and cash equivalents, end of period	$ 461,967	$ 4,263,283

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$ 454	$ 19,444
Income taxes	$ 800	$ 800
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Extension of warrant expiration date – deemed dividend	$ 280,852	$ -

 The accompanying notes are an integral part of these consolidated financial statements.

JMG Exploration, Inc.

STATEMENTS OF CONSOLIDATED STOCKHOLDERS’ EQUITY

(unaudited)

	Common Stock		Preferred Stock	Additional Paid-in Capital	Share Purchase Warrants	Accumu-lated Deficit	Accumu-lated Other Compre-hensive Loss	Total
	No. Shares	Amt
	#	$	$	$	$	$	$	$
Balance at December 31, 2006	5,188,409	5,188	-	24,765,383	2,184,452	(21,564,715)	(18,485)	5,371,823
Stock based compensation	-	-	-	142,755	-	-	-	142,755
Net loss for the year ended December 31, 2007	-	-	-	-	-	(3,409,913)	-	(3,409,913)
Foreign exchange translation	-	-	-	-	-		(7,509)	(7,509)
Balance at December 31, 2007	5,188,409	5,188	-	24,908,138	2,184,452	(24,974,628)	(25,994)	2,097,156
Extension of warrant expiration dates to January 15, 2009	-	-	-	280,852	-	(280,852)	-	-
Net loss for the six months ended June 30, 2008	-	-	-	-	-	(172,096)	-	(172,096)
Foreign exchange translation	-	-	-	-	-	-	(2)	(2)
Balance at June 30, 2008 (unaudited)	5,188,409	5,188	-	25,188,990	2,184,452	(25,427,576)	(25,996)	1,925,058

The accompanying notes are an integral part of these consolidated financial statements.

JMG Exploration, Inc.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

 (unaudited)

	Three month period ended June 30,	Six month period ended June 30,
	2008	2007	2008	2007

Net loss for the period	$ (33,959)	$ (433,833)	$ (172,096)	$ (374,423)
Other comprehensive income (loss):
Foreign exchange translation adjustment	2	(32,792)	(2)	(37,890)
Comprehensive loss for the period	$ (33,957)	$ (466,625)	$ (172,098)	$ (412,313)

The accompanying notes are an integral part of these consolidated financial statements.

JMG Exploration, Inc.

Notes to Consolidated Financial Statements

1.    INCORPORATION, NATURE OF OPERATIONS, AND GOING CONCERN

JMG Exploration, Inc. was incorporated under the laws of the State of Nevada on July 16, 2004 for the purpose of exploring for oil and natural gas in the United States and Canada. All of the properties under development, with the exception of the Pinedale natural gas wells, have not met with developmental objectives and have been sold as of January 2008.

As of June 30, 2008, JMG has an accumulated deficit of $25,427,576 and has insufficient working capital to fund development and exploratory drilling opportunities. We have operating and liquidity concerns due to our significant net losses and negative cash flows from operations. As a result of these and other factors there is substantial doubt about our ability to continue as a going concern. Raising additional capital is not considered a viable strategy and JMG is exploring a possible sale or merger with another party.

The Company’s consolidated financial statements are presented on a going concern basis. These financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that may be necessary should the Company be unable to continue as a going concern.

2. SIGNIFICANT ACCOUNTING POLICIES

These interim consolidated financial statements have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission, and reflect all adjustments which, in the opinion of management, are necessary for a fair statement of the results for the interim periods, on a basis that is consistent with the annual audited financial statements. All such adjustments are of a normal recurring nature. Certain information, accounting policies, and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the audited financial statements and the summary of significant accounting policies and notes thereto included in the Company’s audited financial statements for the years ended December 31, 2007 and 2006.

Critical accounting estimates

In the preparation of the financial statements, it was necessary to make certain estimates that were critical to determining our assets, liabilities and net income. None of these estimates affect the determination of cash flow but do have a significant impact in the determination of net income. The most critical of these estimates is the reserves estimations for oil and gas properties and the valuation allowance for the securities held as collateral for our loan receivable.

At December 31, 2007, JMG engaged an independent engineering firm to evaluate 100% of our developed oil and gas reserves and prepare a report thereon. Their report was utilized in the calculations of depletion and depreciation expense. The estimation of the reserve volumes and future net revenues set out in the report is complex and subject to uncertainties and interpretations. Judgments are based upon engineering data, projected future rates of production, forecasts of commodity prices, and the timing of future expenditures. Inevitably the estimates of reserve volumes and future net revenues will vary over time as new data becomes available and estimates of future net revenues do not represent fair market value.

JMG engaged a financial consultant with international expertise to evaluate the valuation of the securities held as collateral for our loan receivable.

The following significant accounting policies outline the major policies involving critical estimates.

Successful-efforts method of accounting

Our business is subject to special accounting rules that are unique to the oil and gas industry. There are two allowable methods of accounting for oil and gas business activities: the successful-efforts method and the full-cost method. Under the successful-efforts method, costs such as geological and geophysical, exploratory dry holes and delay rentals are expensed as incurred whereas under the full-cost method these types of charges are capitalized.

Under the successful-efforts method of accounting, all costs of property acquisitions and drilling of exploratory wells are initially capitalized. If a well is unsuccessful, the capitalized costs of drilling the well, net of any salvage value, are charged to expense. If a well finds oil and natural gas reserves that cannot be classified as proved within a year after discovery, the well is assumed to be impaired and the capitalized costs of drilling the well, net of any salvage value, are charged to expense. The capitalized costs of unproven properties are periodically assessed to determine whether their value has been impaired below the capitalized cost, and if such impairment is indicated, a loss is recognized. We consider such factors as exploratory results, future drilling plans and lease expiration terms when assessing unproved properties for impairment. For each field, an impairment provision is recorded whenever events or circumstances indicate that the carrying value of those properties may not be recoverable from estimated future net revenues. The impairment provision is measured as the excess of carrying value over the fair value. Fair value is defined as the present value of the estimated future net revenue from total proved and risked-adjusted probable reserves over the economic life of the reserves, based on year end oil and gas prices, consistent with price and cost assumptions used for acquisition evaluations.

Geological and geophysical costs and costs of retaining undeveloped properties are expensed as incurred. Expenditures for maintenance and repairs are charged to expense, and renewals and betterments are capitalized. Upon disposal, the asset and related accumulated depreciation and depletion are removed from the accounts, and any resulting gain or loss is reflected currently in income or loss.

Costs of development dry holes and proved leaseholds are depleted on the unit-of-production method using proved developed reserves on a field basis. The depreciation of capitalized production equipment, drilling costs and asset retirement obligations is based on the unit-of-production method using proved developed reserves on a field basis.

To economically evaluate our future proved oil and natural gas reserves, if any, independent engineers must make a number of assumptions, estimates and judgments that they believe to be reasonable based upon their expertise and professional guidelines. Were the independent engineers to use differing assumptions, estimates and judgments, then our financial condition and results of operations could be affected. We would have lower revenues in the event revised assumptions, estimates and judgments resulted in lower reserve estimates, since the depletion and depreciation rate would then be higher. A write-down of excess carrying value also might be required. Similarly, we would have higher revenues and net profits in the event the revised assumptions, estimates and judgments resulted in higher reserve estimates, since the depletion and depreciation rate would then be lower.

Proved Oil and Gas Reserves

Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves. The estimated quantities of proved crude oil, natural gas liquids and natural gas are derived from geological and engineering data that demonstrate with reasonable certainty the amounts that can be recovered in future years from known reservoirs under existing economic and operating conditions. Reserves are considered proved if they can be produced economically as demonstrated by either actual production or conclusive formation tests. The oil and gas reserve estimates are made using all available geological and reservoir data as well as historical production data. Estimates are reviewed and revised as appropriate. Revisions occur as a result of changes in prices, costs, fiscal regimes, reservoir performance or a change in the Company’s plans.

Long-lived assets

When assets are placed into service, we make estimates with respect to their useful lives that we believe are reasonable. However, factors such as competition, regulation or environmental matters could cause us to change our estimates, thus impacting the future calculation of depreciation and depletion. We evaluate long-lived assets for potential impairment by identifying whether indicators of impairment exist and, if so, assessing whether the long-lived assets are recoverable from estimated future undiscounted cash flows. The actual amount of impairment loss, if any, to be recorded is equal to the amount by which a long-lived asset’s carrying value exceeds its fair value. Estimates of future discounted cash flows and fair value of assets require subjective assumptions with regard to future operating results and actual results could differ from those estimates.

Impairment of Long-Lived Assets

If undiscounted cash flows are insufficient to recover the net capitalized costs related to proved properties, then we recognize an impairment charge in income from operations equal to the difference between the net capitalized costs related to unproved properties and their estimated fair values based on the present value of the related future net cash flows.

Undeveloped oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance.

Asset Retirement Obligations

We have adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” from inception. The net estimated costs are discounted to present values using a credit-adjusted, risk-free rate over the estimated economic life of the properties. These costs are capitalized as part of the cost of the related asset and amortized. The associated liability is classified as a long-term liability and is adjusted when circumstances change and for the accretion of expense which is recorded as a component of depreciation and depletion.

Stock-based compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment, using the modified-prospective-transition method.  Under that transition method, compensation cost recognized effective January 1, 2006 includes:  (a) compensation cost for share-based options granted to employees and directors prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of  Statement 123(R).  Results for prior periods have not been restated.

Contingencies

In the future, we may be subject to adverse proceedings, lawsuits and other claims related to environmental, labor, product and other matters. We will be required to assess the likelihood of any adverse judgments or outcomes of these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is made after careful analysis of each individual issue. The required reserves may change in the future due to developments in each matter or changes in approach such as a change in settlement strategy in dealing with these potential matters

Cash and Cash Equivalents

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.  Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 (up to $250,000 through December 31, 2013).  The company has not experienced any losses in such accounts and does not believe that it is exposed to any significant credit risk on cash.

Income (loss) per Common Share

Income (loss) per share (“EPS”) is computed based on weighted average number of common shares outstanding and excludes any potential dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock, which would then share in the earnings of the Company. The shares issuable upon the exercise of stock options and warrants are excluded from the calculation of net loss per share for the three and six months ended June 30, 2008 and 2007 because their effect would be antidilutive. The following shares were accordingly excluded from the net income/loss per share calculation.

	Three month period ended June 30,	Six month period ended June 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Stock warrants	4,062,551	4,062,551	4,062,551	4,062,551
Stock options	473,333	553,333	473,333	553,333
Total share excluded	4,535,884	4,615,884	4,535,884	4,615,884

Income Taxes

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2008. No adjustments were required as a result of the adoption of FIN 48.

The Company files income tax returns in the U.S. federal jurisdiction and various states. There are currently no income tax examinations underway for these jurisdictions, although the tax years ended December 31, 2007, 2006 and 2005 are all still open for examination.

The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”).  SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities.  Where it is more likely than not that a tax benefit will not be realized, a valuation allowance is recorded to reduce the deferred tax asset to its realizable value.

A valuation allowance has been provided against the Company’s net deferred tax assets as the Company believes that it is more likely than not that the net deferred tax assets will not be realized.  As a result of this valuation allowance, the effective tax rate for the first quarter of 2008 and for the year ended December 31, 2007 is zero percent.

Allowance for Doubtful Accounts

Trade accounts receivable are recorded at net realizable value. If the financial condition of JMG’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Delinquent trade accounts receivable are charged against the allowance for doubtful accounts once uncollectibility has been determined. The need for an allowance is determined through an analysis of the past-due status of accounts receivable and assessments of risk that are based on historical trends and an evaluation of the impact of current and projected economic conditions. The allowance for doubtful accounts was $69,000 and $135,000 as of June 30, 2008 and December 31, 2007.

Fair Value of Financial Instruments

The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. For certain of JMG’s financial instruments, including cash, accounts receivable, loan receivable and accounts payable, the carrying amounts approximate fair value. See footnote 8.

New Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits an entity to irrevocably elect fair value on a contract-by-contract basis as the initial and subsequent measurement attribute for many financial assets and liabilities and certain other items including insurance contracts. Entities electing the fair value option would be required to recognize changes in fair value in earnings and to expense upfront cost and fees associated with the item for which the fair value option is elected. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 159 did not have a material effect on our financial condition or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. This new statement provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy, with the highest priority being quoted prices in active markets. The required effective date of SFAS No. 157 is the first quarter of 2008. The adoption of SFAS No. 157 for financial assets and liabilities did not have a material effect on our consolidated financial statements, but resulted in additional disclosures.  In February 2008, the FASB issued Staff Position No. 157-2, which delayed by one year the effective date of SFAS No. 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis.  We believe the adoption of this statement will not have a material effect on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations,” which replaces SAFS No. 141, “Business Combinations.”  SFAS No. 141R establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and liabilities acquired in a business combination, including noncontrolling interests, contingent consideration and certain acquired contingencies.  SFAS No. 141R also requires acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized as a component of the business combination.  SFAS No. 141R will be applicable prospectively to business combinations for which the acquisition date is on or after January 1, 2009.  SFAS No. 141R would have an impact on accounting for any business acquired after the effective date of this pronouncement.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” The new standard amends SFAS No. 133 and seeks to enhance disclosure about how and why a company uses derivative and hedging activities, how derivative instruments and related hedged items are accounted for under SFAS No. 133 (and the interpretations of that standard) and how derivatives and hedging activities affect a company’s financial position, financial performance and cash flows.  SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  We believe the adoption of this statement will not have a material effect on our consolidated financial statements.

 In April 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 142-3, “Determination of the Useful Life of Intangible Assets,” (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” and also requires expanded disclosure related to the determination of intangible asset useful lives. FSP 142-3 is effective for fiscal years beginning after December 15, 2008. Early adoption is prohibited. We believe the adoption of this statement will not have a material effect on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51” (“SFAS 160”). This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The provisions of SFAS 160 are effective for the Company on January 1, 2009. The Company does not expect the adoption of SFAS 160 to have a material impact on its financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”).  SFAS 162 identifies the sources of accounting principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the U.S. (the GAAP hierarchy). SFAS 162 is effective 60 days following the SEC approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.  The Company currently adheres to the GAAP hierarchy as presented in SFAS 162, and does not expect its adoption will have a material impact on its consolidated results of operations and financial condition.

3.  LOAN RECEIVABLE

In conjunction with a September 5, 2007 Share Exchange Agreement with the shareholders of Newco Group Limited, JMG provided Newco a $3,000,000 loan to enable Newco to purchase additional shares in Iris representing approximately a 39% equity interest in Iris (excluding the 14.5% equity interest already owned by Newco).  As security for the loan, JMG received a security interest in the ordinary shares of Iris purchased by Newco with the proceeds of the JMG loan. As further security for the loan, JMG received an irrevocable proxy from ESAPI Ltd., a company organized under the laws of the Commonwealth of the Bahamas (“ESAPI”), granting to JMG the right to vote the shares of Iris currently owned by Newco that have been pledged to ESAPI by Newco as security for a loan by ESAPI to Newco. Newco has been determined to be a variable interest entity, however as JMG is not the primary beneficiary, the financial position and results of operations for Newco are not consolidated with JMG.

On January 3, 2008, JMG sent Newco notice that Newco was in default under the Loan Agreement and that JMG intended to exercise its remedies as a secured creditor if the default was not cured within 15 days of the notice, which remedies included transferring the Iris shares that secure the loan into the name of JMG.

On January 4, 2008, JMG announced that the Share Exchange Agreement failed to close as of December 31, 2007, and that JMG elected to exercise its right under the Share Exchange Agreement to terminate such agreement.

On February  8, 2008 JMG and Newco entered into an extension agreement allowing Newco until April 30, 2008 to repay the $3 million loan and accrued interest. In the event the note was not paid by that time, Newco agreed to have the 1,427,684 shares of Iris which secure the loan immediately transferred to JMG as payment in full of the outstanding obligations. Both parties also released the other from any liability resulting from the failure of the Share Exchange Agreement to be consummated.

On May 14, 2008 the extension agreement was modified to allow Newco until June 10, 2008 to repay the loan and accrued interest. As consideration for this modification, Newco paid accrued interest on the note through April 30, 2008 of $120,000 and an extension fee of $50,000.

On June 17, 2008 the extension agreement was modified to allow Newco until July 10, 2008 to repay the loan and accrued interest. As consideration for this modification, Newco agreed to an extension fee of $50,000, of which $25,000 was payable upon execution of the extension agreement.  The balance of the extension fee and the interest accrued to date were due and payable on July 10, 2008.

On July 22, JMG announced that Newco had failed to repay the $3 million loan and accrued interest and fees that was due July 10, 2008 and that on July 22, 2008 JMG issued a formal notice of default and started the process of transferring into the name of JMG the 1,427,684 shares of Iris which JMG held as security for the loan and which were registered in the name of Newco.  The transfer of the shares are to be liquidated damages and, upon transfer, constitute full repayment of the Newco Note.

Iris has indicated to JMG that they do not believe that the shares JMG holds as collateral were properly earned by Newco and that Iris will not transfer the shares into JMG’s name.

On December 2, 2008 JMG received a proposal from Newco Group and approved by Iris whereby Iris proposed to issue shares equal to 15% of Iris to JMG in full settlement of the outstanding issues. JMG was to originally receive 39% of Iris for the $3 million loan collateral and declined the settlement offer.

On February 9, 2009, JMG formally rejected this settlement proposal and submitted to Iris an application for the transfer of shares. Due to concerns regarding the ultimate value of the Iris shares received as collateral, JMG retained a financial consultant and obtained an independent valuation analysis of Iris based on financial information through September 30, 2008. As a result of this analysis, JMG recorded a valuation allowance of $1,850,000 as of December 31, 2007 and reduced the book value of the Iris shares to $1,150,000.

4.  PROPERTY AND EQUIPMENT

Depletion, depreciation, amortization and impairment expense was $13,139 and $151,117 for the three months ended June 30, 2008 and 2007, and $17,032 and $2,248,468 for the six months ended June 30, 2008 and 2007. Undeveloped land and other assets not related to petroleum and natural gas properties were excluded from the depletion calculation.

Oil and gas properties (accounted for under the successful efforts method of accounting)

	June 30, 2008	December 31, 2007
	(unaudited)
Petroleum and natural gas properties	$ 1,984,543	$ 1,984,543
Undeveloped Properties	1,477,396	1,900,014
Accumulated depletion, depreciation, amortization and impairment	(2,680,361)	(2,680,946)
	$ 781,578	$ 1,203,611

Other property and equipment

	June 30, 2008	December 31, 2007
(unaudited)
Property and Equipment	$ 27,037	$ 29,319
Accumulated depreciation	(17,618)	(17,618)
	$ 9,419	$ 11,701

5.  RELATED PARTY TRANSACTIONS

JED Oil Inc.

On August 1, 2004 the Company entered into a technical services agreement with JED Oil Inc. (“JED”). Under the Agreement, JED provides all required personnel, office space and equipment, at standard industry rates for similar services. JED is considered an affiliate, because of its ownership interest in us and because two of our directors are directors of JED. This agreement was terminated on January 1, 2006; it was replaced by a joint services agreement, which operates to provide the above services on an as needed basis.

JED paid on behalf of the Company a total of $27,065and $16,852 for the three month period ended June 30, 2008 and 2007, respectively, for capital related expenditures and production expenses. JED paid on behalf of the Company a total of $59,906 and $459,954, respectively, for the six month period ended June 30, 2008 and 2007 for capital related expenditures and production expenses.

During the three and six month periods ended June 30, 2008, the Company entered into the following transactions with JED:

•

JED paid on behalf of the Company a total of $10,203 and $14,587  for the three month period ended June 30, 2008 and 2007 for operating costs and capital related expenditures.  In consideration for the assignment of JED’s interest in certain oil and gas properties, JED charged the Company for drilling and other costs related to those properties for the three month period ended June 30, 2008 and 2007, in the amount of $10,203 and $14,587.

•

JED paid on behalf of the Company a total of $231,863 and $14,587 for the six month period ended June 30, 2008 and 2007 for operating costs and capital related expenditures. In consideration for the assignment of JED’s interest in certain oil and gas properties, JED charged the Company for drilling and other costs related to those properties for the six month period ended June 30, 2008 and 2007, in the amount of $4,084 and $14,587.

In connection with these transactions the total amount payable to JED was $137,753 at June 30, 2008.

Skeehan & Company

Joseph Skeehan, the Chief Executive Officer, President and a director of JMG is also the owner of Skeehan & Company, a professional service corporation that engages in accounting, finance and consulting services to small to mid-sized companies and organizations primarily in Southern California since 1980. In conjunction with the maintenance of accounting records and the preparation of financial statements and regulatory filings, Skeehan & Company was paid a total of $28,815 and $49,210 during the three and six month periods ended June 30, 2008, respectively. A balance of $63 is due Skeehan & Company as of June 30, 2008.

6. ASSET RETIREMENT OBLIGATION

As of June 30, 2008, the estimated present value of the Company’s asset retirement obligation was $27,009 based on estimated future cash requirements of $20,443, determined using a credit adjusted risk free interest rate of 8.5% over the economic life of the properties, an inflation rate of 2.0%, and an estimated life until repayment of 5-10 years. Accretion of $281 and $562 was recorded for the three and six month periods ending June 30, 2008, respectively.

Asset retirement obligations at December 31, 2007	$26,447
Accretion expense	562
Asset retirement obligations at June 30, 2008	$27,009

7. DEEMED DIVIDEND ON WARRANT EXTENSION

On January 4, 2008 the Company extended the expiration dates of its outstanding warrants to January 15, 2009. A total of 369,249 $6.00 warrants and 1,739,500 $4.25 warrants were to expire on December 31, 2006, and 1,763,802 $5.00 warrants were to expire on August 24, 2006. The deemed dividend of $280,852 for this extension of the warrant expiration dates was calculated using the Black-Scholes option-pricing model.

8. FAIR VALUE MEASUREMENTS

The fair value hierarchy established by SFAS No. 157, Fair Value Measurements, prioritizes the inputs used in valuation techniques into three levels as follows:

•	Level 1 – Observable inputs – unadjusted quoted prices in active markets for identical assets and liabilities;

•	Level 2 – Observable inputs other than quoted prices included in Level 1 that are observable for the asset or liability through corroboration with market data; and

•	Level 3 – Unobservable inputs – includes amounts derived from valuation models where one or more significant inputs are unobservable.

JMG’s loan receivable is the only financial instrument of JMG recorded at fair value as of June 30, 2008. In accordance with SFAS No. 157, JMG has classified its loan receivable as having Level 3 characteristics as a result of the inputs used to determine its fair values. The collateral for the loan receivable is stock in a privately owned corporation headquartered in New Delhi, India and for which no quoted prices or other observable inputs as specified under Levels 1 and 2 are available. Accordingly, JMG retained a financial consultant and obtained an independent valuation analysis of Iris based on Iris financial information through September 30, 2008 and relevant industry and competitor information.

The financial consultant employed a weighted average of four different methods in its valuation of Iris. The weighted average factor assigned to the results of each method were based on how likely one method over another was likely to be used for valuing Iris as of the date of the valuation:

•

Invested Capital Approach (10% weighted average);

•

M&A Multiple Approach (35% weighted average);

•

Comparable Public Company Approach (30% weighted average); and

•

Liquidation Approach (25% weighted average).

The invested capital approach assumes that a buyer is willing to purchase the enterprise only for what the seller has invested into it or a reasonable multiple of such value. The M&A multiple approach assumes that a third-party buyer, whether a financial buyer or an industry competitor, is willing to purchase the enterprise at prevailing market prices where similar enterprises have been purchased whole or for the very substantial majority of the capital stock. The comparable public company approach assumes an enterprise can sell its stock to the public for a price equivalent to where other publicly listed industry players are trading. The liquidation approach simply assumes that the enterprise cannot meet its immediate cash needs and all tangible assets are sold to meet obligations with the remainder paid to shareholders. The resultant weighted average valuation of Iris was then further reduced by 20% to factor in the potential discount for a minority interest position.

As a result of this analysis, JMG recorded a valuation allowance of $1,850,000 as of December 31, 2007 and reduced the book value of the Iris shares to $1,150,000. JMG management considers the assumptions utilized in the independent valuation analysis are still relevant as of March 31, 2008. The loan receivable originated in September 2007 and was not outstanding as of June 30, 2007.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of financial results as provided by the management of JMG Exploration, Inc. (“JMG”) should be read in conjunction with the unaudited consolidated financial statements and notes for the three and six month periods ended June 30, 2008, the audited financial statements and accompanying notes for the years ended December 31, 2007 and 2006 and the management’s discussion and analysis for the years ended December 31, 2007 and 2006.

FORWARD-LOOKING STATEMENTS

This report includes forward-looking statements. All statements other than statements of historical facts contained herein, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions as described in “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2007.

Other sections of this report may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Statements relating to “reserves” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the reserves described can be profitably produced in the future. Readers are cautioned that the foregoing lists of factors are not exhaustive. The forward-looking statements contained in this Form 10-Q are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except in accordance with applicable securities laws. The forward-looking statements contained in this Form 10-Q are expressly qualified by this cautionary statement.

In the presentation of the Form 10-Q, JMG uses terms that are universally applied in analyzing corporate performance within the oil and gas industry for which regulators require that we provide disclaimers.

Barrel of Oil Equivalent (BOE) – The oil and gas industry commonly expresses production volumes and reserves on a “barrel of oil equivalent” basis (“BOE”) whereby natural gas volumes are converted at the ratio of six thousand cubic feet to one barrel of oil. The intention is to sum oil and natural gas measurement units into one basis for improved analysis of results and comparisons with other industry participants. Throughout this Form 10-Q, JMG has used the 6:1 BOE measure which is the approximate energy equivalency of the two commodities at the burner tip. BOE does not represent a value equivalency at the plant gate, which is where JMG sells its production volumes, and therefore may be a misleading measure if used in isolation.

Overview

JMG Exploration, Inc. was incorporated under the laws of the State of Nevada on July 16, 2004 for the purpose of exploring for oil and natural gas in the United States and Canada. In August 2004, two private placements totaling $8.8 million were completed and exploration activities commenced. As discussed below, all of the properties under development, with the exception of the Pinedale natural gas wells, have not met with developmental objectives and have been sold as of January 2008.

As of June 30, 2008, JMG has an accumulated deficit of $25,427,576 and has insufficient working capital to fund development and exploratory drilling opportunities. We have operating and liquidity concerns due to our significant net losses and negative cash flows from operations. As a result of these and other factors there is substantial doubt about our ability to continue as a going concern. Raising additional capital is not considered a viable strategy and JMG is exploring a possible sale or merger with another party.

Results of operations

Revenue. Our revenue is dependent upon success in finding and developing oil and natural gas reserves. Our ownership interest in the production from these properties is measured in BOE per day, a term that encompasses both oil and natural gas production. Revenues were $38,010 and $167,551 for the three month periods ended June 30, 2008 and 2007, and $38,205 and $299,270 for the six month periods ended June 30, 2008 and 2007, respectively. The decrease in revenue was principally due to the sale of oil and gas assets in North Dakota.

We may use derivative financial instruments when we deem them appropriate to hedge exposure to changes in the price of crude oil, fluctuations in interest rates and foreign currency exchange rates. JMG currently does not have any financial derivative contracts or fixed price contracts in place.

General and administrative expense. General and administrative expense relates to compensation and overhead for executive officers and fees for general operational and administrative services. We have contracted out all field personnel and equipment necessary for exploration activities, and for related administrative functions.  General and administrative expenses were $105,684 and $404,323 for the three month periods ended June 30, 2008 and 2007, and $210,647 and $694,579 for the six month periods ended June 30, 2008 and 2007, respectively.  Expenses consist principally of salaries, consulting fees and office costs. The decrease in general and administrative expense from the corresponding periods in the previous year was principally due to a reduction in tax and audit fees and the lack of stock option compensation in 2008.

The Company has a stock option plan under which employees, directors and consultants are eligible to receive grants. The Corporation accounts for the stock option granted to consultants using the fair value recognition provisions of SFAS No. 123. There were no stock based compensation for the three and six month periods ended June 30, 2008. Stock based compensation expense for the three and six month periods ended June 30, 2007 was $62,443 and $124,886, respectively.

Production expense. Production costs include operating costs associated with field activities and geophysical and geological expense. Under the successful-efforts method, costs such as geological and geophysical, exploratory dry holes and delay rentals are expensed as incurred. Production expenses were $16,155 and $74,590 for the three month period ended June 30, 2008 and 2007, and $52,292 and $138,399 for the six month period ended June 30, 2008 and 2007, respectively. The decrease in production expense of $58,435 and decrease of $86,107 for the three and six month periods ended June 30, 2007 from the corresponding periods in the previous year was principally due to the sale of oil and gas assets in North Dakota.

Depletion, depreciation, amortization and impairment expense. Depletion, depreciation, amortization and impairment expense were $13,139 and $151,117 for the three month period ended June 30, 2008 and 2007, and $17,032 and $2,248,468 for the six month period ended June 30, 2008 and 2007, respectively. The decrease was due to an impairment charge of $1,861,458 in 2007 principally attributable to undeveloped land and the sale of JMG’s interests in the remaining North Dakota lands in September 2007 and the January 2008 sale of its interest in the Fellows land.

Accretion expense. As of June 30, 2008, the estimated present value of the Company’s asset retirement obligation was $27,009 based on estimated future cash requirements of $20,443, determined using a credit adjusted risk free interest rate of 8.5% over the economic life of the properties, an inflation rate of 2.0%, and an estimated life until repayment of 5-10 years. Accretion expense of $281 and $562 was recorded for the three and six month periods ending June 30, 2008.

As of June 30, 2007, the estimated present value of the Company’s asset retirement obligation was $69,969 based on estimated future cash requirements of $116,133, determined using a credit adjusted risk free interest rate of 8.5% over the economic life of the properties, an inflation rate of 2.0%, and an estimated life until repayment of 5-10 years. Accretion expense of $2,368 and $4,697 was recorded for the three and six month periods ending June 30, 2007.

Gain (loss) on sale of oil and gas properties. On January 31, 2008, JMG sold its interest in the Fellows project for $364,987, resulting in a loss of $42,297.

On November 3, 2006, JMG signed an Offer Letter to sell its working interests in the Bakken lands and wells in North Dakota to an arms-length party for approximately $5,454,437, subject to adjustment. The transaction was effective October 1, 2006 and closing of the transaction, following normal title and environmental due diligence, occurred January 30, 2007.

Interest income. Interest income was $882 and $31,014  for the three month period ending June 30, 2008 and 2007, and $49,923 and $47,979  for the six month period ending June 30, 2008 and 2007, respectively, and increased due to greater cash balances on hand in the current year.

Interest expense. Interest expense was $92 and $0 for the three month period ending June 30, 2008 and 2007, and was $454 and $19,444 for the six month period ending June 30, 2008 and 2007, respectively. The decrease is due to the payoff on promissory note of $1,500,000.

Deemed dividend on warrant extension. On January 4, 2008 the Company extended the expiration dates of its outstanding warrants to January 15, 2009. A total of 369,249 $6.00 warrants, 1,739,500 $4.25 warrants, and 1,763,802 $5.00 warrants were to expire on January 15, 2008. A deemed dividend of $280,852 for this extension of the warrant expiration dates was calculated using the Black-Scholes option-pricing model.

Income taxes. The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2008. No adjustments were required as a result of the adoption of FIN 48.

The Company files income tax returns in the U.S. federal jurisdiction and various states. There are currently no income tax examinations underway for these jurisdictions, although the tax years ended December 31, 2007, 2006 and 2005 are all still open for examination.

The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”).  SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities.  Where it is more likely than not that a tax benefit will not be realized, a valuation allowance is recorded to reduce the deferred tax asset to its realizable value.

A valuation allowance has been provided against the Company’s net deferred tax assets as the Company believes that it is more likely than not that the net deferred tax assets will not be realized.  As a result of this valuation allowance, the effective tax rate for the first quarter of 2008 and for the year ended December 31, 2007 is zero percent.

Liquidity and capital resources

At June 30, 2008, we had $461,967 in cash and cash equivalents. Since our incorporation, we have financed our operating cash flow needs through private and public offerings of equity securities. JMG has the following warrants outstanding as of June 30, 2008:

	Number of warrants outstanding	Exercise price	Maximum proceeds	Expiration Date
Warrants issued in the preferred stock private placement	369,249	$6.00	2,215,494	01/15/2009
Warrants issued upon conversion of preferred stock	1,739,500	$4.25	7,392,875	01/15/2009
Warrants issued our initial public offering	1,763,802	$5.00	8,819,010	01/15/2009
Warrants issued to our underwriters	190,000	$7.00	1,330,000	08/03/2010
Total	4,062,551	various	19,757,379	various

As of June 30, 2008, we had an accumulated deficit of $25,427,576 and have insufficient working capital to fund development and exploratory drilling opportunities. We have operating and liquidity concerns due to our significant net losses and negative cash flows from operations. As a result of these and other factors there is substantial doubt about our ability to continue as a going concern. JMG is presently exploring a range of strategic alternatives, including the possible sale or merger with another party.

Cash flow used in operations. Cash utilized by operating activities was $(66,145) and $(65,454) for the six months ended June 30, 2008 and 2007, respectively.

The use of cash for the six months ended June 30, 2008 was principally attributable to a net loss of $172,096 which was increased by a decrease in accounts payable of $114,957. These cash requirements were offset by a loss on sale of property and equipment of $42,297, a decrease in accounts receivable of $115,573,  and increase in depletion and depreciation expense of $17,594, an increase in due to JED Oil of $25,708 and a decrease in prepaid expenses of $19,736 which did not collectively utilize cash.

The use of cash in for the six months ended June 30, 2007 was principally attributable to a net loss of $374,423 which was increased by the gain on sale of property and equipment of $2,370,546 and the cash requirements related to the decrease in accounts payable of $910,489. These cash requirements were offset by a decrease in accounts receivable of $656,434 and an increase in other assets of $43,136 which provided cash and depletion, depreciation and accretion expense of $2,253,166, an increase in due to JED Oil of $604,268, stock-based compensation of 124,886 and a increase in prepaid expenses of $5,614 which did not utilize cash.

Cash flow used in investing activities. Cash provided by investing activities was $364,986 and $5,299,201 for the six months ended June 30, 2008 and 2007, respectively.

Cash provided by investing activities for the six months ended June 30, 2008 was attributable to proceeds of $364,986 from the sale of oil and gas property.  Cash provided by investing activities for the six months ended June 30, 2007 was principally attributable to proceeds of $5,454,437 from the sale of oil and gas property, offset by equipment required for ongoing production activities of $155,236.

Cash flow used in financing activities. Cash utilized by financing activities was $0 and $1,500,000 for the six months ended June 30, 2008 and 2007, respectively. The cash utilized for the six months ended June 30, 2007 was due to the repayment of a $1,500,000 promissory note that originated in the same period in 2006.

Changes in critical accounting estimates

Stock-based compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment, using the modified-prospective-transition method.  Under that transition method, compensation cost recognized effective January 1, 2007 includes:  (a) compensation cost for share-

based options granted to employees and directors prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of  Statement 123(R).  Results for prior periods have not been restated.

Contingencies

In the future, we may be subject to adverse proceedings, lawsuits and other claims related to environmental, labor, product and other matters. We will be required to assess the likelihood of any adverse judgments or outcomes of these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is made after careful analysis of each individual issue. The required reserves may change in the future due to developments in each matter or changes in approach such as a change in settlement strategy in dealing with these potential matters.

Contractual obligations and commitments

None.

Related Party Transactions

JED Oil Inc. On August 1, 2004 the Company entered into a technical services agreement with JED Oil Inc. (“JED”). Under the Agreement, JED provides all required personnel, office space and equipment, at standard industry rates for similar services. JED is considered an affiliate, because of its ownership interest in us and because two of our directors are directors of JED. This agreement was terminated on January 1, 2007; it was replaced by a joint services agreement, which operates to provide the above services on an as needed basis.

JED paid on behalf of the Company a total of $27,065 and $16,852 for the three month period ended June 30, 2008 and 2007 for capital related expenditures and production expenses. JED paid on behalf of the Company a total of $59,906 and $459,954 for the three month period ended June 30, 2008 and 2007 for capital related expenditures and production expenses.

During the three  and six month periods ended June 30, 2008, the Company entered into the following transactions with JED:

•

JED paid on behalf of the Company a total of $10,203 and $14,587  for the three month period ended June 30, 2008 and 2007 for operating costs and capital related expenditures.  In consideration for the assignment of JED’s interest in certain oil and gas properties, JED charged the Company for drilling and other costs related to those properties for the three month period ended June 30, 2008 and 2007, in the amount of $10,203 and $14,587.

•

JED paid on behalf of the Company a total of $231,863 and $14,587 for the six month period ended June 30, 2008 and 2007 for operating costs and capital related expenditures. In consideration for the assignment of JED’s interest in certain oil and gas properties, JED charged the Company for drilling and other costs related to those properties for the six month period ended June 30, 2008 and 2007, in the amount of $4,084 and $14,587.

In connection with these transactions the total amount payable to JED was $137,753 at June 30, 2008.

Skeehan & Company. Joseph Skeehan, the Chief Executive Officer, President and a director of JMG is also the owner of Skeehan & Company, a professional service corporation that engages in accounting, finance and consulting services to small to mid-sized companies and organizations primarily in Southern California since 1980. In conjunction with the maintenance of accounting records and the preparation of financial statements and regulatory filings, Skeehan & Company was paid a total of $28,815 and $49,210 during the three and six month periods ended June 30, 2008, respectively. A balance of $63 is due Skeehan & Company as of June 30, 2008.

Outlook and Proposed Transactions

As of June 30, 2008, we had an accumulated deficit of $25,427,576 and have insufficient working capital to fund development and exploratory drilling opportunities. We have operating and liquidity concerns due to our significant net losses and negative cash flows from operations. As a result of these and other factors there is substantial doubt about our ability to continue as a going concern. JMG is presently exploring a range of strategic alternatives, including a possible sale or merger with another party.

Subsequent Events

On July 22, JMG announced that Newco had failed to repay the $3 million loan and accrued interest and fees that was due July 10, 2008 and that on July 22, 2008 JMG issued a formal notice of default and started the process of transferring into the name of JMG the 1,427,684 shares of Iris which JMG held as security for the loan and which were registered in the name of Newco.  The transfer of the shares are to be liquidated damages and, upon transfer, constitute full repayment of the Newco Note.

Iris has indicated to JMG that they do not believe that the shares JMG holds as collateral were properly earned by Newco and that Iris will not transfer the shares into JMG’s name.

On December 2, 2008 JMG received a proposal from Newco Group and approved by Iris whereby Iris proposed to issue shares equal to 15% of Iris to JMG in full settlement of the outstanding issues. JMG was to originally receive 39% of Iris for the $3 million loan collateral and declined the settlement offer.

On February 9, 2009, JMG formally rejected this settlement proposal and submitted to Iris an application for the transfer of shares. Due to concerns regarding the ultimate value of the Iris shares received as collateral, JMG recorded a valuation allowance of $1,850,000 as of December 31, 2007 and reduced the value of the Iris shares to $1,150,000. The valuation allowance was based on an independent valuation analysis of Iris based on financial information through September 30, 2008.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

We are exposed to all of the normal market risks inherent within the oil and natural gas industry, including commodity price risk, foreign-currency rate risk, interest rate risk and credit risk. We plan to manage our operations in a manner intended to minimize our exposure to such market risks.

Credit Risk. Credit risk is the risk of loss resulting from non-performance of contractual obligations by a customer or joint venture partner. Our accounts receivable are from the operator of our Pinedale natural gas interest and is subject to normal industry credit risk. Our loan receivable is due to an advance related to a now terminated merger agreement. We have foreclosed on the loan and are in the process of having the collateral for the loan, the securities of Iris Computers Ltd., transferred to the name of JMG. We retained a financial consultant with international expertise to evaluate the valuation of the securities held as collateral for our loan receivable and recorded a recorded a valuation allowance of $1,850,000 as of December 31, 2007. The transfer of the collateral to JMG is currently disputed by Iris and any settlement may impair JMG’s security position further. JMG may receive an illiquid minority stock position in a privately held Indian company which could further deteriorate over time due to the state of the Indian economy and the financial position and results of operations of Iris. JMG will routinely monitor this asset for any further impairment in value.

Market Risk. We are exposed to market risk from fluctuations in the market price of natural gas. Natural gas is a commodity and its price is subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the market for natural gas has been volatile. This market will likely continue to be volatile in the future. The prices we may receive for any future production, and the levels of this production, depend on numerous factors beyond our control.

Interest Rate Risk. Interest rate risk will exist principally with respect to any future indebtedness that bears interest at floating rates. At June 30, 2008, we had no long-term indebtedness and do not contemplate utilizing indebtedness as a means of financing operations.

Item 4T. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

We conducted an evaluation under the supervision and with the participation of our management of the effectiveness of the design and operation of our disclosure controls and procedures.  The term “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (“Exchange Act”), means controls and other procedures of a company that are designed to ensure that information required to be disclosed by the company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.  Disclosure controls and procedures also include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure.  Based on this evaluation, our Chief Executive and Financial Officer concluded as of June 30, 2008 that our disclosure controls and procedures were not effective at the reasonable assurance level due to the material weaknesses discussed immediately below.

In light of the material weaknesses described below, we performed additional analysis and other post-closing procedures to ensure that our consolidated financial statements were prepared in accordance with generally accepted accounting principles.  Accordingly, we believe that the consolidated financial statements included in this report fairly present, in all material respects, our financial condition, results of operations and cash flows for the periods presented.

Material Weaknesses and Related Remediation Initiatives

Set forth below is a summary of the various significant deficiencies which caused management to conclude that we had the material weaknesses identified above.  Through the efforts of management, external consultants and our Audit Committee, we have developed a specific action plan to remediate the material weaknesses.  We expect to implement these various action plans by September 30, 2009.  If we are able to complete these action plans by that date, we anticipate that all control deficiencies and material weaknesses will be remediated by December 31, 2009.

We did not effectively implement comprehensive entity-level internal controls, as discussed below:

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Financial Close Process.  JMG lacks personnel with sufficient competence in US generally accepted accounting principles and SEC reporting requirements to ensure proper and timely evaluation of the Company’s activities and transactions.

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Financial Close Process.  JMG only prepares financial statements on a quarterly basis which increases the potential that any unusual activities or transactions will not be detected on a timely basis.

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Cash Disbursement Process.  Our accounting personnel performed all bookkeeping activities including cash disbursements, cash receipts, and monthly bank reconciliation. The lack of segregation of duties in this area increased the potential that any fraud would not be detected on a timely basis.

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Cash Disbursement Process.   Payments to related parties were not subject to review and approval by independent parties which increased the potential that any improper distributions would not be detected on a timely basis.

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Reporting Deficiencies.  We did not perform timely and sufficient internal or external reporting of our progress and evaluation of prior year material weaknesses or the current fiscal year internal control deficiencies.

Remediation of Internal Control Deficiencies and Expenditures

The above material weaknesses did not result in adjustments to our consolidated financial statements for the quarter ended June 30, 2008. It is reasonably possible that, if not remediated, one or more of the material weaknesses described above could result in a material misstatement in our reported financial statements that might result in a material misstatement in a future annual or interim period.

We have developed specific action plans for each of the above material weaknesses. In addition, our audit committee has authorized the hiring of additional consultants, as necessary, to ensure that we have the depth and experience to remediate the above listed material weaknesses.  We estimate that the all of the above listed material weaknesses can be remediated without a significant increase in operating costs.

Through these steps, we believe that we are addressing the deficiencies that affected our internal control over financial reporting as of June 30, 2008, however, the changes will not be implemented until September 30, 2009. If we are able to complete these action plans by that date, we anticipate that all control deficiencies and material weaknesses will be remediated by December 31, 2009.

We intend to continue to evaluate and strengthen our internal control over financial reporting systems. These efforts require significant time and resources.  If we are unable to establish adequate internal control over financial reporting systems, we may encounter difficulties in the audit or review of our financial statements by our independent registered public accounting firm, which in turn may have a material adverse effect on our ability to prepare financial statements in accordance with GAAP and to comply with our SEC reporting obligations.

Changes in Internal Control Over Financial Reporting

There was no change in JMG’s internal control over financial reporting during the six month period ended June 30, 2008 that has materially affected, or is reasonably likely to materially affect, JMG’s internal control over financial reporting.

Part II. Other Information

Item 1. Legal Proceedings

There are no material outstanding or threatened legal claims by or against us.

Item 1A. Risk Factors

There have been no material changes to the information included in response to Item 1A. “Risk Factors” in our 2007 Annual Report on Form 10-K.

Item 2. Unregistered Sales of Equity Securities, Use of Proceeds and Issuer Purchases of Equity Securities

None

Item 3. Defaults Upon Senior Securities

None

Item 4. Submission of Matters to a Vote of Security Holders

None

Item 5. Other Information

None

Item 6. Exhibits

(a)

Exhibits required by Item 601 of Regulation S-K are as follows:

Exhibit 31.1 – Certification of Chief Executive Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act, as amended

Exhibit 31.2 - Certification of Chief Financial Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act, as amended

Exhibit 32.1 – Certification of Chief Executive Officer Pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

Exhibit 32.2 – Certification of Chief Financial Officer Pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JMG Exploration, Inc

Date: July __, 2009	/s/ Joseph W. Skeehan
Joseph W. Skeehan
Chief Executive Officer, Chief Financial Officer, and President